Contacts:

Investors:	William Kuser	203-573-2213
Media:	Mary Ann Dunnell	203-573-3034

Chemtura Announces Amended Asset Purchase Agreement
For Sale of EPDM Business

MIDDLEBURY, CT - May 21, 2007 - Chemtura Corporation (NYSE: CEM) announced that it has signed an amended and restated asset purchase agreement to sell its EPDM business; the Celogen® foaming agents associated with the rubber industry; and its Geismar, Louisiana facility to Lion Copolymer, LLC, an affiliate of Lion Chemical Capital, LLC. The transaction, which is expected to close by the end of the second quarter, is subject to certain conditions, including regulatory approvals and financing. Expected proceeds from the transaction remain substantially the same as previously reported.

Chemtura Corporation, with 2006 sales of $3.7 billion, is a global manufacturer and marketer of specialty chemicals, crop protection and pool, spa and home care products. Additional information concerning Chemtura is available at www.chemtura.com.